Exhibit 10.1

MONEYLION INC.
OMNIBUS INCENTIVE PLAN

2023 PSU GRANT NOTICE (SHARE PRICE)

MoneyLion Inc., a Delaware corporation (the “Company”), pursuant to its Omnibus Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) an Award of performance share units (“PSUs”) indicated below, which PSUs shall be subject to vesting based on the Participant’s continued employment or service with the Company or, if different, the Affiliate employing or retaining the Participant (the “Employer”), as provided herein and the achievement of specific performance conditions (the “Performance Conditions”). This award of PSUs, together with any accumulated Dividend Equivalents as provided herein (the “Award”) is subject to all of the terms and conditions as set forth herein, and in the PSU Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this PSU Grant Notice (the “Notice”) and the Agreement.

Participant:
Employee ID:
Grant Date:
Number of PSUs:
Vesting Commencement Date:

Vesting Schedule:

Subject to the terms of the Plan, the PSUs shall vest based on both the passage of time and the achievement of certain performance conditions, in all cases, except as explicitly set forth below, subject to continued service with the Company or one of its subsidiaries through the applicable vesting date (whether time-vesting or performance vesting condition).

Performance-Vesting Condition

The portion of the PSUs that will be determined to have achieved the applicable share price based performance condition will be determined based on the following per share price conditions:

Per Share Price*	Aggregate Percentage of Performance Vested PSUs Achieving Performance Condition
$30.00	25% of PSUs
$40.00	50% of PSUs
$50.00	75% of PSUs
$60.00	100% of PSUs

*	The per share price conditions (the “Performance Conditions”) will be determined to be achieved upon the earlier of (i) the volume-weighted average price per share of the Company’s shares over twenty (20) consecutive trading days (“20-day VWAP”) being equal to or greater than the applicable Per Share Price or (ii) the occurrence of a Change in Control (with the Per Share Price determined in connection with the Change in Control to be the per share price on the closing date of such Change in Control), in each case at any time prior to the date that is three (3) years following the Grant Date (the “End Date”), subject to adjustment as provided in Section 5(c) of the Plan; provided that except as explicitly set forth herein, the Participant remains continuously employed by the Company or any Subsidiary as of such date.

Time-Vesting Condition

The PSUs shall become time-vested and eligible to vest upon the achievement of the relevant Performance Conditions with respect to 1/12th of the PSUs on the 15th day of each February, May, August and November, with the first tranche time-vesting on November 15, 2023 (each such date, a “Time Vesting Date”), if the Participant remains in the continuous employ of the Company or its Subsidiary as of each such Time Vesting Date. Upon a Change in Control, the time-vesting condition shall be determined to have been met, provided that the Participant remains employed by the Company or any Subsidiary as of the closing of such Change in Control.

Termination of Service. Except as set forth in Sections 3 and 4 of the Agreement, the unvested PSUs shall be forfeited upon the Participant’s Termination of Service for any reason.

End Date. If the Performance Conditions are not achieved on or before the End Date, the PSUs will be forfeited automatically for no consideration as of the End Date.

By the Participant’s submission of electronic acceptance of the Award or, if required by applicable law, by the Participant’s signature, the Participant agrees to be bound by the terms of this Notice, the Plan and the Agreement. The Participant has reviewed the Plan, this Notice and the Agreement in their entirety and fully understands all provisions of the Plan, this Notice and the Agreement. The Participant hereby agrees to accept as final and binding all decisions or interpretations of the Committee upon any questions arising under the Plan, this Notice or the Agreement.

EXHIBIT A

MONEYLION INC.
OMNIBUS INCENTIVE PLAN

PSU AGREEMENT (SHARE PRICE)

The Participant has been granted an Award (the “Award”) of PSUs pursuant to the MoneyLion Inc. Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), the Notice of PSU Award (the “Notice”) and this PSU Agreement (this “Agreement”), dated as of August [●], 2023 (the “Grant Date”). Except as otherwise indicated, any capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Plan or in the Notice.

1. Issuance of Shares. Each PSU shall represent the right to receive one Share upon the vesting of such PSU, as determined in accordance with and subject to the terms of this Agreement, the Plan and the Notice. The number of PSUs is set forth in the Notice.

2. Vesting Dates. Subject to Section 3 and Section 4 of this Agreement, the Award shall vest in accordance with the terms of the Notice and shall cease upon the Participant’s Termination of Service. Any PSUs that did not become vested prior to the Participant’s Termination of Service or that do not become vested according to the provisions in Section 3 and Section 4 of this Agreement shall be forfeited immediately following the date of the Participant’s Termination of Service.

3. Termination of Service.

(a) Termination by the Company without Cause; Termination by Participant for Good Reason; Termination due to Death or Disability. In the event of the Participant’s Termination of Service by the Company or the Employer without Cause, due to death or Disability, or by the Participant for Good Reason prior to the achievement of the Performance Conditions, the time-vesting condition shall be deemed to have been achieved as to an applicable Time Vesting Date and the PSUs shall remain outstanding (subject to the achievement of the applicable Performance Conditions) until the first to occur of (i) the [first] [second] anniversary of the date of the Termination of Service and (ii) the End Date. If such Performance Conditions have been achieved prior to the Termination of Service contemplated by the prior sentence, the PSUs for which the Performance Conditions have been met shall be fully vested and eligible to settle in accordance with Section 7 below conditioned on the Participant delivering to the Company, and failing to revoke, a signed release of claims acceptable to the Company within sixty (60) days following the date of the Participant’s Termination of Service. To the extent that the PSUs are not fully vested prior to the date determined in accordance with clauses (i) and (ii) of the first sentence of this Section 3(a), the unvested PSUs shall be forfeited for no consideration.

(b) Termination of Service for any Other Reason. In the event of the Participant’s Termination of Service for any reason other than as set forth in Sections 3(a) and 3(c), any PSUs that are not vested as of the date of such Termination of Service will be forfeited.

(c) Termination of Service for Cause. In the event of the Participant’s Termination of Service by the Company or the Employer for Cause, the PSUs, whether vested or unvested, will be immediately forfeited and canceled in their entirety without any payment or consideration being due from the Company or the Employer.

(d) Definitions. For purposes of this Agreement, the following terms will have the meaning set forth below:

(i) “Disability” shall mean, unless otherwise defined in the Participant’s Service Agreement, any medically determinable physical or mental impairment resulting in the Participant’s inability to engage in any substantial gainful activity, where such impairment is likely to result in death or can be expected to last for a continuous period of not less than 12 months, as determined reasonably and in good faith by the Committee.

(ii) “Good Reason” shall mean, unless as otherwise defined in the Participant’s Service Agreement, in the absence of the written consent of the Participant, any of the following: (i) a materially adverse alteration in the nature of the Participant’s duties and/or responsibilities, titles or authority; or (ii) the relocation of the Participant’s principal place of employment to a location more than thirty (30) miles from the Participant’s then-current principal place of employment. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless the Participant gives the Company written notice within 30 days after the occurrence of the event which the Participant believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Participant believes constitutes the basis for Good Reason. If the Company fails to cure such act or failure to act within 30 days after receipt of such notice, the Participant must terminate his employment for Good Reason within 30 days of the expiration of such 30-day Company cure period by written notice to the Company.

4. Change in Control. In the event of a Change in Control, the PSUs will vest in accordance with the terms set forth in the Notice. To the extent that the PSUs do not vest at the time of the Change in Control, the unvested portion of the PSUs shall be forfeited for no consideration.

5. Voting Rights. The Participant shall have no voting rights or any other rights as a shareholder of the Company with respect to the PSUs unless and until the Participant becomes the record owner of the Shares underlying the PSUs.

6. Dividend Equivalents. If a cash dividend is declared on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying the PSUs are distributed to the Participant pursuant to this Agreement, the Participant shall be eligible to receive an amount in cash (a “Dividend Equivalent”) equal to the dividend that the Participant would have received had the Shares underlying the PSUs been held by the Participant as of the time at which such dividend was declared. Each Dividend Equivalent will be paid to the Participant in cash as soon as reasonably practicable (and in no event later than 45 days) after the applicable Vesting Date of the corresponding PSUs. For clarity, no Dividend Equivalent will be paid with respect to any PSUs that are forfeited.

7. Distribution of Shares. Subject to the provisions of this Agreement, upon the vesting of any of the PSUs, the Company shall deliver to the Participant, as soon as reasonably practicable (and in no event later than 45 days) after the applicable Vesting Date, one Share for each such PSU. Upon the delivery of Shares, such Shares shall be fully assignable, alienable, saleable and transferrable by the Participant; provided that any such assignment, alienation, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws and any applicable Company policy.

8. Responsibility for Taxes.

(a) The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired upon settlement of the Award and the receipt of any dividends and/or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items in the manner determined by the Company and/or the Employer from time to time, which may include: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (ii) requiring the Participant to remit the aggregate amount of such Tax-Related Items to the Company in full, in cash or by check, bank draft or money order payable to the order of the Company or the Employer; (iii) through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to sell Shares obtained upon settlement of the Award and to deliver promptly to the Company an amount of the proceeds of such sale equal to the amount of the Tax-Related Items; (iv) by a “net settlement” under which the Company reduces the number of Shares issued on settlement of the Award by the number of Shares with an aggregate fair market value that equals the amount of the Tax-Related Items associated with such settlement; or (v) any other method of withholding determined by the Company and permitted by applicable law; provided that in the event that a Vesting Date and related settlement pursuant to Section 7 of this Agreement occurs during the period after the end of any fiscal quarter and prior to the earnings release for such fiscal quarter, then the Tax-Related Items shall be satisfied in accordance with clause (iii) of this Section 8(b), without any additional action required by the Company, Employer or the Participant. The requirement to “sell to cover” in this situation is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

(c) Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent number of Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the settled Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d) Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

9. Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Affiliate (including the Employer) or (c) any calculation of base pay or regular pay for any purpose.

10. Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the Award are subject to the terms and conditions of Section 18 (Cancellation or “Clawback” of Awards) of the Plan and the terms of any clawback or recoupment policy adopted by the Company that otherwise applies to the Participant.

11. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

12. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

MoneyLion Inc.

30 West 21st Street
9th Floor

New York, NY 10010
Attention: [XXXX]

Email: [XXXX]

If to the Participant, to the address of the Participant on file with the Company.

13. No Right to Continued Service. The grant of the Award shall not be construed as giving the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate (including the Employer).

14. No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

15. Transfer of PSUs. Except as may be permitted by the Committee, neither the Award nor any right under the Award shall be assignable, alienable, saleable or transferable by the Participant otherwise than by will or pursuant to the laws of descent and distribution. This provision shall not apply to any portion of the Award that has been fully settled and shall not preclude forfeiture of any portion of the Award in accordance with the terms herein.

16. Entire Agreement. This Agreement, the Plan, the Notice and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

17. Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

18. Amendment; Waiver. No amendment or modification of any provision of this Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which such amendment, modification or waiver is made or given.

19. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

20. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

21. Dispute Resolution. All controversies and claims arising out of or relating to this Agreement, or the breach hereof, shall be settled by the Company’s or the Employer’s mandatory dispute resolution procedures, if any, as may be in effect from time to time with respect to matters arising out of or relating to the Participant’s employment with the Company or the Employer.

22. Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

23. Imposition of other Requirements and Participant Undertaking. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares to be issued upon settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to accomplish the foregoing or to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the PSU pursuant to this Agreement.

24. Section 409A and Section 457A. To the extent the Committee determines that any payment under this Agreement is subject to Section 409A or Section 457A of the Code, the provisions of Section 19 of the Plan (including, without limitation, the six-month delay relating to “specified employees”) shall apply.

25. References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date last written below or the date electronically accepted through the applicable portal, as applicable.

MONEYLION INC.

By:
Name:
Title:

PARTICIPANT

Name:

[SIGNATURE PAGE TO PSU AGREEMENT]